Exhibit 10.1

EXECUTION COPY

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, New York  10036

September 15, 2006

Hospira, Inc.

275 N. Field Drive

Lake Forest, Il 60045

Attention:                       Lori O. Carlson

Corporate Vice President and Treasurer

Ladies and Gentlemen:

You (as used in this letter, “you” and the “Company” refer to Hospira, Inc.) have advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) regarding your proposed acquisition (the “Acquisition”) of a publicly held Australian corporation code-named “Corona” (together with its subsidiaries, the “Target”).  In this connection, you have requested that Morgan Stanley provide you with its financing commitment for up to $2.3 billion of Senior Bank Financing (as hereinafter defined) as described in this letter and in the summary of terms and conditions attached as Exhibits A and B (the “Summary of Terms” and, together with this letter, this “Commitment Letter”).

As we understand the transaction, a wholly-owned Australian subsidiary (“Merger Co.”) of the Company will acquire by way of a Scheme of Arrangement (the “Scheme”) all of the outstanding ordinary shares (including those shares issuable pursuant to outstanding stock options) of Corona for a purchase price currently anticipated to be A$4.10 in cash per share.  The Acquisition and the debt financings contemplated by the foregoing are collectively referred to as the “Transaction”.

We understand that you or Merger Co. will enter into certain financing arrangements in order to finance the Acquisition and that you or Merger Co. will borrow up to US$1.425 billion senior unsecured short term loans (the “Bridge Loans”) and up to $500 million senior unsecured medium term loans (the “Term Loans”) having substantially the terms set forth in Exhibit A of the Summary of Terms on the date on which the Acquisition is consummated (the “Closing Date”).  The net cash proceeds from the Bridge Loans and the Term Loans, together with approximately $100 million cash on hand from the Company, will provide funds sufficient to (i) consummate the Acquisition and (ii) pay the fees and expenses incurred in connection with the consummation of the Transaction, and such proceeds shall be used for that purpose.

The anticipated sources and uses of funds at closing of the Acquisition and all related transactions are set forth on the attached Schedule.

We further understand that, unless you are able to amend your existing revolving credit facility (the “Existing Credit Agreement”) as described below, you will enter into financing arrangements for the ongoing working capital needs of the Company and the Target, consisting of a senior unsecured revolving credit facility (the “Revolving Facility”) having substantially the terms set forth in Exhibit B hereto.  The Bridge Loans, the Term Loans and, if applicable, the Revolving Facility are, collectively, the “Senior Bank Financing”.

We are pleased to commit to provide, subject to and upon the terms and conditions set forth herein and in the Summary of Terms, 100% of the Senior Bank Financing on the terms and conditions set forth herein and in the Summary of Terms, provided, that Morgan Stanley’s commitment with respect to the Revolving Facility is further subject to the Company using its commercially reasonable efforts to obtain, within five weeks after the announcement of the Acquisition, an amendment to its existing revolving credit facility that will permit the Acquisition and that Morgan Stanley’s commitment with respect to the Revolving Facility will automatically terminate upon the execution of such amendment.  We agree that the Company may, with the consent of Morgan Stanley (not to be unreasonably withheld or delayed) appoint up to two other institutions as lead arrangers for each of the Bridge Loans and the Term Loans, and in such event Morgan Stanley and such other institutions will act a joint lead arrangers for such facilities; provided that only Morgan Stanley and one other such institution shall be awarded league table credit for so acting with respect to the Bridge Loans and that only Morgan Stanley and one other such institution shall be awarded league table credit for so acting with respect to the Term Loans.  You agree that Morgan Stanley will have the “left” placement on all marketing materials in connection with the Senior Bank Financing with the names of any other lead arrangers to appear to the right of Morgan Stanley.  You further agree that Morgan Stanley shall be permitted, in its sole discretion, to designate one or more assignees that actually make or undertake any of the commitments hereunder (together with Morgan Stanley, the “Lenders”) as agents or co-agents, as the case may be, with respect to the Senior Bank Financing and that, except as provided above, no titles may be given, or compensation paid, to Lenders without Morgan Stanley’s consent.  Fees payable to the syndicate shall be payable from the amounts payable to Morgan Stanley and any other co-arrangers as described in the fee letter (the “Fee Letter”) executed simultaneously herewith.

Morgan Stanley reserves the right, prior to or after execution of the definitive credit documentation for the Senior Bank Financing, to syndicate all or part of its commitment for the Senior Bank Financing to one or more lending institutions that will become parties to such definitive credit documentation pursuant to a syndication to be managed by Morgan Stanley in consultation with the Company, and the commitment of Morgan Stanley hereunder shall be reduced as and when commitments are received from the Lenders.  Morgan Stanley shall commence syndication efforts promptly after the announcement of the Acquisition and you agree actively to assist Morgan Stanley in achieving a syndication that is satisfactory to Morgan Stanley.  To assist Morgan Stanley in its syndication efforts, you hereby agree (a) to provide and cause your advisors to provide Morgan Stanley and the other syndicate members upon request with all information reasonably deemed necessary by Morgan Stanley to complete syndication, including but not limited to information and evaluations prepared by you and your advisors or on your behalf relating to the transactions contemplated hereby, (b) to assist Morgan Stanley upon request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Bank Financing, (c) to use reasonable commercial efforts to ensure that the syndication efforts of Morgan Stanley benefit materially from your existing lending relationships and (d) to make available your senior officers and representatives, in each case from time to time and to attend and make presentations regarding the business and prospects of the Company at a meeting or meetings of lenders or prospective lenders.  You hereby agree that the general bank meeting in respect of the Senior Bank Financing shall be held no later than 45 days prior to the consummation of the Acquisition.  In addition, you agree that no financing for you or any of your respective subsidiaries or affiliates shall be syndicated, privately placed or publicly offered during the syndication of the Senior Bank Financing,

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except for (i) credit facilities permitted by Section 6.2(viii) of the Existing Credit Agreement and (ii) purchase money and similar financings obtained by you and your domestic subsidiaries in the ordinary course of business.

Please note that the terms and conditions of Morgan Stanley’s commitment are not limited to those set forth in this Commitment Letter.  Those matters that are not covered or made clear herein or in the attached Summary of Terms are subject to mutual agreement of the parties.  The terms and conditions of this commitment may be modified only in writing.  Morgan Stanley’s commitment set forth in this Commitment Letter will terminate on the earliest of (i) consummation of the Acquisition or another transaction or series of transactions in which the Company or any of its affiliates acquires, directly or indirectly, any stock or assets of the Target, (ii) termination of the documentation for the Acquisition and (iii) 5:00 p.m. (New York City time) on January 31, 2007, unless the Transaction closes on or before such date.

During the period from the date of the execution of this Commitment Letter until the documentation for the Senior Bank Financing is executed, the commitments of Lenders for the Bridge Loans and the Term Loans will be reduced as provided in the Mandatory Prepayment and Commitment Reduction section of Exhibit A of the Summary of Terms.

To induce Morgan Stanley to issue this Commitment Letter and to continue with its due diligence efforts, you hereby agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel and consultants) of Morgan Stanley and its affiliates arising in connection with this Commitment Letter (and its due diligence and syndication efforts in connection herewith) and the Senior Bank Financing and the other transactions described herein shall be for your account, whether or not the Transaction is consummated, the Senior Bank Financing is made available or definitive credit documents are executed.  In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.  You further agree to indemnify and hold harmless each of the Lenders (including, in any event, Morgan Stanley) and each director, officer, employee and affiliate thereof (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Transaction or the extension or syndication of the Senior Bank Financing, or in any way arise from any use or intended use of this Commitment Letter or the proceeds of the Senior Bank Financing, and you agree to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Morgan Stanley or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or any of its affiliates.  This Commitment Letter is issued for your benefit only and no other person or entity may rely hereon.  Neither Morgan Stanley nor any Lender shall be responsible or liable to the Company or any other person for consequential damages which may be alleged as a result of this Commitment Letter.

Morgan Stanley reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to Morgan Stanley in such manner as Morgan Stanley and such affiliates may agree in their sole discretion.  You acknowledge that Morgan Stanley may share with any of its affiliates, and

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such affiliates may share with Morgan Stanley, any information related to the Transaction, the Company, any of its subsidiaries or any of the matters contemplated hereby in connection with the Transaction.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us or between us and the Target has been created in respect of this Commitment Letter and the Senior Bank Financing, irrespective of whether we and/or any of our respective affiliates have advised or are advising you on other matters, (ii) Morgan Stanley, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Morgan Stanley in connection with this Commitment Letter or any aspect of the Senior Bank Financing, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (iv) you have been advised that Morgan Stanley and its respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that Morgan Stanley has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against Morgan Stanley for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and the Senior Bank Financing and agree that Morgan Stanley shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

The provisions of the immediately preceding three paragraphs shall survive any termination of this Commitment Letter.

You represent and warrant that (a) all information (other than the Projections referred to below) (the “Information”) that has been or will hereafter be made available by or on behalf of you or by any of your representatives in connection with the Transaction to Morgan Stanley or any of its affiliates or representatives or to any Lender or any potential Lender is and will be, at the time made, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to Morgan Stanley or any of its affiliates or representatives or to any Lender or any potential Lender in connection with the Transaction have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized).  You agree to supplement the Information and Projections from time to time so that the representations and warranties contained in this paragraph remain complete and correct.

In issuing its commitment, Morgan Stanley is relying on the accuracy of the information furnished to it by you or on your behalf.

You are not authorized to show or circulate this Commitment Letter to any other person or entity (other than (i) to your legal and financial advisors, directors, officers and employees in connection with your evaluation hereof and (ii) except as required by law or stock exchange requirements or as necessary or advisable in disclosure documents regarding the Acquisition), except that you are authorized to show or circulate this Commitment Letter to the Target and its legal and financial advisors, directors, officers and employees after such time as you have accepted this letter as provided below.  This letter may be executed in any number of counterparts, and by the different parties hereto on separate

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counterparts, each of which counterparts shall be an original, but all of which shall together constitute one and the same instrument.

Morgan Stanley hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies you and, if it is a Borrower, Merger Co., which information includes names and addresses and other information that will allow Morgan Stanley to identify you and, if it is a Borrower, Merger Co., in accordance with the Patriot Act.

You acknowledge that Morgan Stanley may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with your interests.  Consistent with Morgan Stanley’s policy to hold in confidence the affairs of its clients, Morgan Stanley will not furnish confidential information obtained from you or your affiliates to any of its other clients.  Furthermore, Morgan Stanley will not use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by Morgan Stanley from any other person.

If you are in agreement with the foregoing, please sign and return to Morgan Stanley (including by way of facsimile transmission) the enclosed copy of this Commitment Letter, together with the Fee Letter, no later than 5:00 p.m., New York time, on September 15, 2006.  Our commitment set forth in this Commitment Letter shall terminate at the time and on the date referenced in the immediately preceding sentence unless this Commitment Letter and the Fee Letter are executed and returned by you as provided in such sentence.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York, and any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived.  The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby.  Delivery of an executed counterpart of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

This Commitment Letter is not intended to confer upon any person other than the parties hereto, their successors hereunder and their respective affiliates, any benefit or any legal or equitable right, remedy or claim hereunder.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of this Commitment Letter.  Upon your acceptance hereof, this Commitment Letter will constitute a binding agreement between us.

Very truly yours,

MORGAN STANLEY SENIOR
FUNDING, INC.

		By	/s/ Jaap Tonckens
Title: Vice President

Agreed to and Accepted this
15th day of September, 2006

HOSPIRA, INC.

By	/s/ Lori O. Carlson
Title: Corporate Vice President and Treasurer

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SCHEDULE

SOURCES AND USES OF FUNDS

Sources		Uses
Bridge Loans	$1,425,000,000	Purchase of equity	$1,995,200,000
Term Loans	$500,000,000	Refinancing of existing debt of Target	$10,400,000
Cash on hand	$106,100,000	Transaction fees and expenses	$25,400,000

Total:	$2,031,100,000	Total:	$2,031,100,000

EXHIBIT A

SENIOR UNSECURED BRIDGE LOANS AND TERM LOANS:
SUMMARY OF CERTAIN TERMS AND CONDITIONS*

Borrower:	Hospira, Inc. (the “Company”) and/or Merger Co. If Merger Co. is a Borrower, all Loans made to Merger Co. will be fully guaranteed by the Company.
Sole Book-runner:	Morgan Stanley.
Lead Arrangers:	Morgan Stanley and up to two additional institutions to be determined.
Administrative Agent:	To be determined.
Bridge Loan and
Term Loan Facility:	Tranche A: Senior unsecured short-term loans (the “Bridge Loans”) in a principal amount of up to US$1.425 billion.
Tranche B: Senior unsecured medium-term loans (the “Term Loans”, the Bridge Loans and the Term Loans are, collectively, the “Acquisition Loans”) in a principal amount of up to US$500 million.
Use of Proceeds:	The proceeds of the Acquisition Loans will be used (i) to effect the Acquisition and (ii) to pay costs and expenses in connection with the Transaction.
Maturity:	Tranche A: One year from the date of the borrowing.

Tranche B: Three years from the date of the borrowing. The Term Loans shall amortize in quarterly amounts to be mutually agreed upon (with the final such installment payable on the third anniversary of the Closing Date).

Availability:	Acquisition Loans may only be borrowed on the Closing Date. No amount of Acquisition Loans once repaid may be reborrowed.
Security:	The Acquisition Loans will be unsecured.
Mandatory Prepayment and
Commitment Reduction:

100% of the net cash proceeds received by the Company or any of its subsidiaries from (1) all issuances or incurrences of debt (including, without limitation, pursuant to a public offering, a private placement or a syndicated bank financing (other than borrowings, not used directly or indirectly to finance the Acquisition under the Existing Credit Agreement (as defined below)) and (2) all issuances of equity securities or equity-linked securities, in each case, subject to limited exceptions and baskets to be agreed, shall be used to prepay first, the Bridge Loans and, to the

*       Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary is attached.

extent that such net cash proceeds exceed the outstanding Bridge Loans, second, the Term Loans.

100% of the net cash proceeds received by the Company or any of its subsidiaries from all sales of assets (subject to certain exceptions and baskets) shall be used to prepay first, the Term Loans and, to the extent that such net cash proceeds exceed the outstanding Term Loans, second, the Bridge Loans.

All proceeds of any of the foregoing received on or prior to the Closing Date shall (subject to the agreed-upon exceptions and baskets) be applied to reduce the commitments for the Acquisition Loans in the order set forth above.

Closing Date:	On or before January 31, 2007.
Interest Rates:

At the option of the applicable Borrower, Acquisition Loans may be maintained from time to time as (x) Base Rate Loans which shall bear interest at the Base Rate in effect from time to time or (y) Eurodollar Loans which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate as determined by the Administrative Agent for the respective interest period.

“Base Rate” shall mean the higher of (x) 1/2 of 1% in excess of the federal funds rate and (y) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time.

The “Applicable Margin” means at any time the applicable percentage that will vary in accordance with the Company’s long term senior unsecured debt rating as set forth on the attached pricing grid.
Upon request of the requisite lenders during the continuance of any default under the loan documentation, the interest rate on all Loans shall increase by 2% per annum.

Interest periods of 1, 2, 3 and 6 months shall be available in the case of Eurodollar Loans, provided that until the earlier to occur of (x) the 30th day following the Closing Date and (y) the date upon which Morgan Stanley has determined (and notifies the Company) that the primary syndication of the Senior Bank Financing (and the resultant addition of institutions as Lenders) has been completed, (i) all Eurodollar Loans shall have Interest Periods of one week, if such Interest Periods are available by all Lenders or (ii) if such Interest Periods are not available by all Lenders, Eurodollar Loans shall not be available during such period.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter.  Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months.  Interest will also be payable at the time of repayment of any Loans, and at maturity.  Interest on Base Rate Loans bearing interest based on the prime or commercial base rate shall be calculated on the basis of a year of 365 or, if applicable, 366 days.  All other interest and fees and other all fees shall be calculated on the basis of a year of 360 days.

Optional Prepayment:

The Acquisition Loans will be prepayable at any time, in whole or in part, upon not less than 2 business days written notice in the case of Eurodollar Loans, and upon same day notice in the case of Base Rate Loans, at the option of the applicable Borrower.  Any such prepayment shall be accompanied by accrued and unpaid interest on the Loans being prepaid.

Conditions to Funding:

The execution and closing of the definitive loan documentation and the funding of the Acquisition Loans will be subject to satisfaction of the following conditions precedent, which shall be tested no later than 8:00 a.m., Sydney time, on the second hearing court date for the Scheme (other than the conditions which require court approval of such scheme):

(a)

The final terms and conditions of the Transaction, including, without limitation, all legal and tax aspects thereof, shall be as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Information.  The documentation of the Acquisition (including all schedules and exhibits thereto) and all other material agreements, instruments and documents relating to the Acquisition  (collectively, the “Acquisition Documents”) shall have been executed and delivered by the parties thereto; and the Acquisition Documents shall not be altered, amended or otherwise changed or supplemented, in each case in any respect materially adverse to the Lenders, or any condition therein waived, without the prior written consent of Morgan Stanley (it being agreed that the draft copy of the Scheme Implementation Agreement dated September 15, 2006 and delivered to Morgan Stanley on September 15, 2006 is satisfactory to Morgan Stanley).  The Acquisition shall be consummated concurrently with the making of the Acquisition Loans.

(b)

All documentation relating to the Acquisition Loans, including one or more credit agreements incorporating the terms and conditions outlined herein shall have been executed and delivered by the Company and, if it is a Borrower, Merger Co.

	(c)	There shall not have occurred any event, occurrence or matter which individually or when aggregated with all such events, occurrences or matters:

(i)

diminishes, or could reasonably be expected to diminish (whether now or in the future) (x) the consolidated net assets of the Target by an amount of at least 10% of the consolidated net tangible assets of the Target as disclosed in its audited balance sheet as at June 30, 2006; or (y) the consolidated net profit after tax of the Target in each of the financial years ending June 30, 2007, June 30, 2008 and June 30, 2009 by an amount of at least A$7,000,000 (which amount shall be calculated after taking into account any event, occurrence or matter not disclosed prior to the date of the primary Acquisition Document which has or could reasonably be expected to have a positive effect in each of the three aforementioned financial years);

	(ii)	has the result that the Target is unable to carry on its business in substantially the same manner as carried on as at the date of the signing of the primary Acquisition Document; or
	(iii)	which otherwise materially and adversely affects the prospects of the Target,

other than an event, occurrence or matter (x) which relates to changes in prices of products sold by the Target in response to changes in market conditions consistent with past practice, (y) required to be done or procured by the Target in connection with the Acquisition or (z) disclosed by the Target in the disclosure letter attached to the primary Acquisition Document.

(d)

The Lenders shall have received (i) satisfactory opinions of counsel for the Company and, if it is a Borrower, Merger Co., and of local counsel for the Lenders as to the transactions contemplated hereby, (ii) customary solvency certificate of an officer of the Company and (iii) such corporate resolutions, certificates and other documents as the Lenders shall reasonably request.

(e)

There shall exist no default under any of the loan documentation, and the representations and warranties of the Company therein shall be true and correct in all material respects immediately prior to, and after giving effect to, the initial extension of credit under the loan documentation; provided that, notwithstanding anything in this Term Sheet, the Commitment Letter, the Fee Letter, the Engagement Letter, the loan documentation or any other agreement or other undertaking concerning the financing of the Transaction to the contrary, (A) the only representations relating to the Target, its subsidiaries and their businesses, the making of which shall be a condition to availability of the Acquisition Loans on the Closing Date shall be such of the representations made by the Target in the Acquisition Documents as are material to the interests of the Lenders, but only to the extent that the Company or Merger Co. has the right to terminate its obligations under the Acquisition Documents as a result of a breach of such representations in the Acquisition Documents and (B) the only representations relating to the Company, its subsidiaries and their businesses, the making of which shall be a condition to availability of the Acquisition Loans on the Closing Date shall be such of the representations and warranties that relate to matters which are within the control of the Company (which, in any event, shall not include any representation or warranty relating to the absence of a material adverse change or absence of material litigation).

(f)

All accrued fees and expenses of the Lead Arrangers, Agents and the Lenders (including the reasonable fees and expenses of counsel for the Lead Arrangers) shall have been paid (to the extent invoiced prior to the Closing Date).

(g)

None of the Company or any of its subsidiaries shall have offered, placed or sold any other debt securities that could reasonably be expected to impair the Lenders’ ability to syndicate the Acquisition Loans or the refinancing thereof (other than an amendment of the Existing Credit Agreement (as defined below)).

Representations and
Warranties:

The definitive loan documentation will contain the following representations and warranties, which are currently expected to be substantially similar to those set forth in the $375,000,000 Credit Agreement and Guaranty dated as of December 16, 2005 (the “Existing Credit Agreement”) among the Company, the lenders parties thereto and Citicorp North America, Inc., as administrative agent, and may include additional representations and warranties specific to transactions of this type:

	1.	Organization, powers, qualifications, good standing.
	2.	Authorization of borrowing, etc.
	3.	Disclosure.
	4.	Financial condition.
	5.	No material adverse change.
	6.	Intellectual property matters.
	7.	No material litigation, compliance with laws.
	8.	No default.
	9.	Governmental regulation.
	10.	Securities activities.
	11.	Employee benefit plans (excluding the warranty set forth in the Existing Credit Agreement that pension plans are not underfunded by more than $85,000,000).
	12.	Environmental protection.

	13.	Obligations pari passu.
	14.	Contractual restrictions.
Covenants:

The definitive loan documentation will contain the following covenants, which are currently expected to be substantially similar to those set forth in the Existing Credit Agreement (provided that the financial covenant levels shall be revised as mutually agreed), and may include additional covenants specific to facilities of this type and borrowers of the same ratings category:

	1.	Financial statements and other reports.
	2.	Books and records.
	3.	Existence.
	4.	Insurance.
	5.	Payment of taxes and claims.
	6.	Payment and performance of obligations.
	7.	Maintenance of properties.
	8.	Compliance with laws.
	9.	Use of proceeds.
	10.	Claims pari passu.
	11.	Further assurances.
	12.	Limitation on liens.
	13.	Limitation on indebtedness.
	14.	Limitation on acquisitions.
	15.	Limitation on restrictions on subsidiary distributions.
	16.	Limitation on restricted payments.
	17.	Restrictions on fundamental changes and asset sales.
	18.	Conduct of business.
	19.	Fiscal year.
	20.	Other indebtedness.
	21.	Transactions with shareholders and affiliates.
	22.	Financial covenants.
	23.	Interest rate agreements and currency agreements.
Events of Default:

The definitive loan documentation will contain the following events of default, which are currently expected to be substantially similar to those set forth in the Existing Credit Agreement, as may be modified for transactions of this type of the same ratings category:

	1.	Failure to make payments when due.
	2.	Default in other agreements.
	3.	Breach of certain covenants.
	4.	Breach of representation or warranty.
	5.	Other defaults under loan documents.
	6.	Involuntary bankruptcy, appointment of receiver, etc.
	7.	Voluntary bankruptcy, appointment of receiver, etc.
	8.	Judgments and attachments.
	9.	Dissolution.
	10.	Employee benefit plans.
	11.	Change in control.
	12.	Repudiation of obligations.

13.

Since the date of the execution of the Acquisition Documents and on or prior to the Closing Date, the Borrower shall have notified the lenders of the occurrence of, or there shall have occurred, a material adverse change in the business, operations, properties or conditions (financial or otherwise) of Hospira and its subsidiaries, taken as a whole, and 30 days shall have elapsed after the Closing Date (it being understood that the interest rate on all Loans shall increase by 2% per annum from the Closing Date).

Indemnification:

The Company will indemnify the Lenders against all losses, liabilities, claims, damages, or expenses relating to the Acquisition Loans, the loan documentation and the use of the Acquisition Loans proceeds or the commitments, including but not limited to reasonable and documented attorney’s fees and settlement costs, substantially on the terms set forth in the Commitment Letter.

Expenses:

The Company will pay all reasonable and documented legal and other out-of-pocket expenses of the Lenders as incurred, including travel costs, document production and other expenses of this type, and the reasonable fees of outside counsel and reasonable fees of other professional advisors engaged with the Company’s consent.

Required Lenders:	Lenders holding at least a majority of the outstanding Acquisition Loans or, if no Acquisition Loans are then outstanding, Lenders having at least a majority of the commitments.
Assignment/Participation:

Lenders will be permitted to assign their loans and commitments under the Acquisition Loans to any eligible assignee (as defined in the Existing Credit Agreement).  Assignments will be in minimum amounts of US$5 million.  There will be no minimum assignment amount post default.  Participations will be allowed.

Miscellaneous:

Standard yield protection (including compliance with risk-based capital guidelines, increased costs (including reserve costs under Regulation D), payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial, submission to jurisdiction provisions and other provisions, in each case substantially similar to the Existing Credit Agreement.

Governing Law:	State of New York. Shearman & Sterling LLP.
Counsel to Lenders:

The provisions of the Commitment Letter and Summary of Terms will be superseded and replaced by the provisions of the Financing Documentation.

EXHIBIT B

SENIOR UNSECURED REVOLVING CREDIT LOANS:
SUMMARY OF CERTAIN TERMS AND CONDITIONS

Borrower:	Hospira, Inc. (the “Company”).
Sole Book-runner:	Morgan Stanley.
Lead Arrangers:	Morgan Stanley and up to two additional institutions to be determined.
Administrative Agent:	To be determined.
Facility:

$375 million Revolving Credit Facility, with a letter of credit sublimit and a sublimit for foreign currency loans to be agreed upon, pursuant to a Credit Agreement (the “Credit Agreement”) among the Company and the Lenders.  The Revolving Credit Facility will have the same structure as the Existing Credit Agreement, including the right to add subsidiary borrowers from time to time, the obligations of which will be fully guaranteed by the Company.

Use of Proceeds:	The Revolving Loans shall be utilized solely for the Company’s and its subsidiaries’ working capital requirements and other general corporate purposes.
Maturity:

The final maturity of the Revolving Credit Facility shall be December 16, 2010.  Loans made pursuant to the Revolving Credit Facility (the “Revolving Loans”, and together with the Term Loans, the “Loans”) shall be repaid in full on the fifth anniversary of the effectiveness of the Existing Credit Agreement, and all letters of credit issued thereunder shall terminate prior to such time.

Availability:	Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date.
Unused Commitment Fees:

A per annum percentage that will vary in accordance with the Company’s long term senior unsecured debt rating as set forth on the attached pricing grid, on the unused portion of each Lender’s share of the Revolving Loan commitments, payable (a) quarterly in arrears and (b) on the date of termination or expiration of the commitments.

Utilization Fees:

At all times when the aggregate principal amount of the Revolving Loans exceed 50% of the Revolving Loan commitments, a per annum percentage that will vary in accordance with the Company’s long term senior unsecured debt rating as set forth on the attached pricing grid, payable (a) quarterly in arrears and (b) on the date of termination or expiration of the commitments.

Letter of Credit Fees:	Applicable Margin for Eurodollar Loans which are Revolving Loans on the aggregate outstanding stated amounts of letters of credit plus an additional 1/4 of 1% on the aggregate outstanding stated amounts of letters of credit to be paid as a fronting fee to the issuing bank.
Voluntary Commitment Reductions:	Voluntary reductions to the unutilized portion of the Revolving Credit Facility may be made from time to time by the Company without premium or penalty.
Voluntary Prepayment:

Any Borrower may, upon notice prior to 11:00 a.m. (New York time) on any business day in the case of Base Rate Loans and upon two business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the Senior Bank Financing without premium or penalty; provided, however, that (subject to the same exceptions as in the Existing Credit Agreement) each partial prepayment shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans made on a day other than the last day of an interest period therefor shall be made together with reimbursement for any funding losses of the Lenders resulting therefrom.

Mandatory Prepayment and Commitment Reduction:	None.
Documentation:

Morgan Stanley’s commitment will be subject to the negotiation, execution and delivery of definitive financing agreements consistent with the terms of this letter and substantially similar to the Existing Credit Agreement, in each case prepared by counsel to Morgan Stanley.

Conditions Precedent to Initial Extension of Credit:

Those customarily found in credit agreements for similar financings and others appropriate in the judgment of Morgan Stanley for the Transaction and substantially similar to the Existing Credit Agreement.

Conditions Precedent to Subsequent Extensions of Credit:

There shall exist no default under any of the loan documentation, and the representations and warranties of the Company and any applicable subsidiary of the Company therein (excluding the representations and warranties regarding material adverse change and material litigation) shall be true and correct immediately prior to, and after giving effect to, such extension of credit.

Representations and Warranties:

The definitive loan documentation will contain the following representations and warranties, which are currently expected to be substantially similar to those set forth in the Existing Credit Agreement:

	1.	Organization, powers, qualifications, good standing.
	2.	Authorization of borrowing, etc.
	3.	Disclosure

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	4.	Financial condition.
	5.	No material adverse change.
	6.	Intellectual property matters.
	7.	No litigation, compliance with laws.
	8.	No default.
	9.	Governmental regulation.
	10.	Securities activities.
	11.	Employee benefit plans.
	12.	Environmental protection.
	13.	Obligations pari passu.
	14.	Contractual restrictions.
Covenants:

The definitive loan documentation will contain the following covenants, which are currently expected to be substantially similar to those set forth in the Existing Credit Agreement (provided that the financial covenant levels shall be revised as mutually agreed), and may include additional covenants specific to facilities of this type and borrowers of the same ratings category

	1.	Financial statements and other reports.
	2.	Books and records.
	3.	Existence.
	4.	Insurance.
	5.	Payment of taxes and claims
	6.	Payment and performance of obligations.
	7.	Maintenance of properties.
	8.	Compliance with laws.
	9.	Use of proceeds.
	10.	Claims pari passu.
	11.	Further assurances.
	12.	Limitation on liens.
	13.	Limitation on indebtedness.
	14.	Limitation on acquisitions.
	15.	Limitation on restrictions on subsidiary distributions.
	16.	Limitation on restricted payments.
	17.	Restrictions on fundamental changes and asset sales.
	18.	Conduct of business.
	19.	Fiscal year.
	20.	Other indebtedness.
	21.	Transactions with shareholders and affiliates.
	22.	Financial covenants.
	23.	Interest rate agreements and currency agreements.
Events of Default:

The definitive loan documentation will contain the following events of default, which are currently expected to be substantially similar to those set forth in the Existing Credit Agreement, as may be modified for transactions of this type of the same ratings category:

	1.	Failure to make payments when due.
	2.	Default in other agreements.
	3.	Breach of certain covenants.

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	4.	Breach of representation or warranty.
	5.	Other defaults under loan documents.
	6.	Involuntary bankruptcy, appointment of receiver, etc.
	7.	Voluntary bankruptcy, appointment of receiver, etc.
	8.	Judgments and attachments.
	9.	Dissolution.
	10.	Employee benefit plans.
	11.	Change in control.
	12.	Repudiation of obligations.
Indemnification:

The Company will indemnify the Lenders against all losses, liabilities, claims, damages, or expenses relating to the Revolving Facility and the loan documentation therefor and the use of the proceeds thereof or the commitments, including but not limited to reasonable and documented attorney’s fees and settlement costs, substantially on the terms set forth in the Commitment Letter.

Expenses:

The Company will pay all reasonable and documented legal and other out-of-pocket expenses of the Lenders as incurred, including travel costs, document production and other expenses of this type, and the reasonable fees of outside counsel and reasonable fees of other professional advisors engaged with the Company’s consent

Assignment/Participation:

Lenders will be permitted to assign their loans and commitments under the Senior Bank Financing, subject in certain cases to the consent of the Administrative Agent and (unless a default or event of default has occurred and is continuing) the Company, which consent will not be unreasonably withheld or delayed, to any other entity.  Assignments will be in minimum amounts of US$5 million.  There will be no minimum assignment amount post default.  Participations will be allowed.

Miscellaneous:

Standard yield protection (including compliance with risk-based capital guidelines, increased costs (including reserve costs under Regulation D), payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial, submission to jurisdiction and other provisions, in each case substantially similar to the Existing Credit Agreement.

Governing Law:	State of New York.
Counsel to Lenders:	Shearman & Sterling LLP.

The provisions of the Commitment Letter and Summary of Terms will be superseded and replaced by the provisions of the Financing Documentation.

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PRICING GRID

(basis points per annum)

	Level I	Level II	Level III	Level IV	Level V
Senior Unsecured Debt Rating from S&P and/or Moody’s*	≥ A- or A3	≥ BBB+ or Baa1	≥ BBB or Baa2	≥ BBB- or Baa3	< BBB- or Baa3 and all other times (including if ratings are not available from both S&P and Moody’s)

Applicable Margin for Bridge Loans and Term Loans (LIBOR + bps)	35.0	45.0	60.0	70.0	120.0

Pricing for Revolving Loan Facility
Facility Fee (bps)	7.5	9.0	10.0	15.0	25.0
Applicable Margin for LIBOR loans (bps)	22.5	31.0	45.0	47.5	75.0
Drawn Cost for LIBOR loans (LIBOR + bps)	30.0	40.0	55.0	62.5	100.0
Utilization Fee (usage >50%, bps)	5.0	5.0	7.5	12.5	25.0
Fully Drawn Cost for LIBOR loans (LIBOR + bps)	35.0	45.0	62.5	75.0	125.0

*                    In the event of a split rating, the higher of S&P’s and Moody’s ratings shall apply; in the event of a split rating of two or more gradations, the rating that is one level above the lowest rating shall be used.